Exhibit 10.3

EXECUTION VERSION

GUARANTEE

This Guarantee is made by PBM Capital Investments, LLC, a Delaware limited liability company (“Guarantor”), in favor of Eisai Inc., a Delaware corporation (“Seller”), as of March 30, 2016 (this “Guarantee”).  Guarantor and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Any capitalized or other terms defined in the Stock Purchase Agreement (as defined below) and used in this Guarantee but not otherwise defined herein shall have the respective meanings assigned to them in the Stock Purchase Agreement.

1.                                      Guarantee.  To induce Seller to enter into the Stock Purchase Agreement, dated as of March 29, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Stock Purchase Agreement”), by and between Purchaser and Seller, and the Ancillary Agreements (other than this Guarantee) to be entered into at the Closing, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the due and punctual payment, performance and discharge of all obligations of AkaRx, Inc. (the “Company”) under the Secured Promissory Note, dated hereof, made by the Company in favor of Seller (the “Note” and such obligations under the Note, the “Obligations”).

2.                                      Nature of Guarantee.  Seller shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to an Insolvency Event, and the failure of Seller to so file shall not affect Guarantor’s obligations hereunder.  In the event that any payment to Seller in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever (the “Returned Amounts”), Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.  This is an unconditional guarantee of payment and not of collectibility.

3.                                      Changes in Obligations; Certain Waivers.

3.1.                            Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Seller to assert any claim or demand or to enforce any right or remedy against the Company (or any of its permitted assignees) or any other person; (ii) any change in time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of the Note made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of the Company (or any of its permitted assignees) or any other person; (iv) any change in the corporate existence, structure or ownership of the Company (or its permitted assignees) or any other person; (v) any Insolvency Event or other similar proceeding affecting the Company (or its permitted assignees) or any other person; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Company, Seller or any of their respective affiliates, whether in connection with the Obligations or otherwise; (vii) the adequacy of any other means Seller may have of obtaining performance or payment of any of the Obligations; or (viii) the value, genuineness, validity, regularity, illegality or enforceability of the Note.  To the fullest extent permitted by Law, Guarantor hereby unconditionally and irrevocably expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by Seller.  Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other person interested in the transactions contemplated by the Note, and all suretyship defenses generally.  Notwithstanding any of the foregoing, (A) Guarantor may assert any right, remedy, set-off and defense to the payment of the Obligations that are available to the Company under the Note (other than any such rights, remedies, set-offs and defenses arising out of, or due to, or as a result of, any Insolvency Event with respect to the Company (including the rejection of the Note in an insolvency or bankruptcy of the Company)), and (B) Seller hereby agrees that to the extent the Company is relieved of its obligations and liabilities under the Note (other than due to, in connection with, or as a result of, any Insolvency Event with respect to the Company (including the rejection of the Note in an insolvency or bankruptcy of the Company)), Guarantor shall be similarly relieved of the applicable Obligations under this Guarantee.  Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Stock Purchase Agreement, the Note and the Other Ancillary Agreements and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

3.2.                            Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates and its and its affiliates’ Representatives not to institute, directly or indirectly, any Proceeding asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.  Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company that arise from the existence, payment, performance, or enforcement of Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection with this Guarantee, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Seller against the Company, whether or not such claim, remedy or right arises under applicable Law, whether at law or in equity, or under Contract, including the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guarantee shall have been paid in full in cash.  If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Obligations and all other amounts payable under this Guarantee, an amount equal to the lesser of (i) the amount paid to Guarantor in violation of the immediately preceding sentence and (ii) all amounts payable under this Guarantee shall be received and held in trust for the benefit of Seller, shall be segregated from other property and funds of Guarantor and shall forthwith be paid or delivered to Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this

Guarantee, in accordance with the terms of the Note, whether matured or unmatured, or to be held as collateral for any of the Obligations or other amounts payable under this Guarantee thereafter arising.

4.                                      Expenses.  Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by Seller in connection with the enforcement of its rights hereunder.

5.                                      Representations and Warranties.  Guarantor hereby represents and warrants to Seller that:

5.1.                            Guarantor is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

5.2.                            Guarantor has the requisite organizational power and authority to enter into this Guarantee, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Guarantor has taken all organizational actions required by its organizational documents to authorize the execution and delivery of this Guarantee and the consummation of the transactions contemplated hereby.  This Guarantee constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

5.3.                            The execution and delivery by Guarantor of this Guarantee does not, and the consummation by Guarantor of the transactions contemplated to be consummated by it pursuant to this Guarantee will not, (i) violate the organizational documents of Guarantor, (ii) result in any breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination or cancellation of any Contract to which Guarantor or the Company is a party or by which any of their respective properties or assets is bound, (iii) violate any Judgment or Law to which Guarantor or the Company or their respective properties or assets are subject, or (iv) result in the creation of any Lien upon any of the properties or assets of Guarantor or the Company.

5.4.                            All Consents of any Governmental Entity or other person necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other person is required in connection with its execution, delivery or performance of this Guarantee.

5.5.                            Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and sufficient cash and publicly traded securities necessary for Guarantor to fulfill its obligations under this Guarantee are and shall be (a) not subject to any Liens (other than any lock-ups or similar transfer restrictions on publicly traded securities) and (b) available to Guarantor (or its assignee pursuant to Section 9) for as long as this Guarantee shall remain in effect in accordance with Section 11.

5.6.                            Guarantor is fully aware of the financial condition of the Company and is executing and delivering this Guarantee based solely upon Guarantor’s own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representations or statements of Seller.

5.7.                            Guarantor has adequate means to obtain on a continuing basis (i) from the Company, information concerning the Company and the Company’s financial condition and affairs, and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guarantee.

6.                                      Sufficient Financial Resources.

6.1.                            Within 30 days following the end of each Calendar Quarter during the term of this Guarantee, (a) Guarantor shall deliver to Seller evidence (such as bank statements, statements issued by stock transfer agents or other similar documentation that is issued by one or more Third Parties as to the existence and/or value of assets and that is reasonably acceptable to Seller) that the Company and Guarantor have available to them, free and clear of any Liens other than the Lien established under the Security Agreement, cash and publicly traded securities necessary to satisfy the Obligations (provided that the value of any such publicly traded securities on a mark-to-market basis shall be at least one hundred and twenty-five percent (125%) of the value of the portion of the Obligations that such publicly traded securities are being used to satisfy), and (b) upon reasonable request by Seller, Guarantor shall deliver to Seller the Guarantor’s most recent Federal income tax return and such other bank and securities account statements and evidence verified by an independent Third Party of Guarantor’s ownership of Equity Interests in Third Parties.  Guarantor shall not be required to deliver the information described in the immediately preceding sentence during any period in which the Company holds in cash that is not subject to any Liens other than the Lien established under the Security Agreement and is available to the Company not less than the greater of (x) $40,000,000 and (y) the amount necessary to satisfy the Obligations plus the normal operating expenses of the Company (as determined by the Company in its reasonable discretion) (the “Minimum Cash Requirement”), provided that within 30 days following the end of each Calendar Quarter during such period covered by this sentence, Guarantor shall cause the Company to deliver to Seller evidence reasonably satisfactory to Seller that the Company holds available cash that is not subject to any Liens other than the Lien established under the Security Agreement of at least the Minimum Cash Requirement.

6.2.                            Seller promises to maintain the confidentiality of all financial information of Guarantor that is provided to Seller pursuant to this Agreement (including Sections 5.5 and 6 hereof) (collectively, the “Confidential Information”) and agrees that neither it, nor its officers, directors, employees or agents will, directly or indirectly, use, sell, divulge, make available or disclose such Confidential Information to any natural or legal person, other than (i) its employees who need to receive Confidential Information in order to carry out the purposes of this Agreement, and (ii) its attorneys, accountants and other professional representatives who have a need to know such Confidential Information.  Notwithstanding the foregoing, Seller may disclose the Guarantor’s Confidential Information in order to exercise its rights and remedies with respect to this Guarantee and if Seller in good faith believes that the furnishing or use of such information is required by or necessary in connection with any legal proceeding (in which case (other than in any legal proceeding between the Parties or their respective affiliates with respect to this Guarantee) Seller, if not otherwise legally prohibited, shall advise the Guarantor before making the disclosure and permit the Guarantor to participate in any argument against disclosure of the confidential information).  Seller agrees to protect the Confidential Information using at least the same measures it takes to protect its own Confidential Information, but in no event less than reasonable care.  In the event of a breach of this Section 6.2.2, the Guarantor shall have all such rights and remedies as are available at law or in equity.

7.                                      Cross-Defaults.  Guarantor shall be in material breach of this Guarantee if Guarantor fails to pay when due any of its Debt having a principal or stated amount individually or in the aggregate in excess of $1,000,000 (other than Debt arising as a result of the Note and this Agreement) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.  For purposes of this Guarantee, “Debt” means all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a person other than the Guarantor; and (h) indebtedness set out in clauses (a) through (g) of any person other than Guarantor secured by any lien on any asset of the Guarantor, whether or not such indebtedness has been assumed by the Guarantor.

8.                                      Indemnity.  Guarantor shall indemnify, defend and hold harmless Seller, Seller’s affiliates and its and their respective directors, officers, employees and agents from and against, and compensate and reimburse each of them for, any and all Losses incurred by any of them arising out of or related to (a) any breach by Guarantor of any of its representations or warranties hereunder; (b) any failure of Guarantor to perform or any breach by Guarantor of any of its covenants, obligations or agreements contained in this Guarantee; or (c) any Returned Amounts.  This Section 8 shall survive any termination, cancellation or discharge of this Guarantee or any of the Obligations.

9.                                      Assignment.  Neither this Guarantee nor any of the rights or obligations of the Parties hereunder may be assigned by Guarantor, on the one hand, or Seller, on the other hand, without the prior written consent of Seller (in the case of Guarantor) or Guarantor (in the case of Seller), as applicable, except that Seller may assign this Guarantee, in whole or in part, to (a) any of its affiliates or (b) any assignee or transferee of any of Seller’s rights under the Note in accordance with the terms thereof, in each case ((a) and (b)), without the prior written consent of

Guarantor.  Any attempted assignment or transfer in violation of this Section 9 shall be null and void.

10.                               Notices.  Any Notice shall be in writing, shall refer specifically to this Guarantee and shall be deemed given only if delivered by hand or sent by facsimile (with transmission confirmed by non-automated reply from the recipient) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 10 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 10.  Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile.

(i)                                     if to Seller, to:

Eisai Inc.

100 Tice Blvd.

Woodcliff Lake, New Jersey 07677

Facsimile: (201) 746-3204

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

Attention:  Michael J. Riella

Facsimile: (202) 662-6291

(ii)                                  if to Guarantor, to:

PBM Capital Investments, LLC

200 Garrett Street, Suite S

Charlottesville, VA 22902

Attention: Sean Stalfort

Facsimile: (434) 980-8196

with a copy (which shall not constitute notice) to:

Cooley LLP

1114 Avenue of the Americas

New York, New York 10036

Attention: Divakar Gupta

11.                               Continuing Guarantee.  This Guarantee shall remain in full force and effect and shall be binding on Guarantor and its successors and permitted assigns, and shall inure to the benefit of Seller and its successors and permitted assigns, until all of the Obligations and all amounts payable under this Guarantee have been indefeasibly paid, observed, performed or satisfied in full, except to the extent set forth herein.

12.                               Governing Law; Jurisdiction; Venue and Service.

12.1.                     Governing Law.  This Guarantee, the negotiation, execution or performance of this Guarantee and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the Laws of the State of Delaware, without reference to its conflicts of law principles that would result in the application of the substantive Law of any other jurisdiction.

12.2.                     Jurisdiction.  Each Party irrevocably agrees that any action, suit or proceeding against it arising out of or in connection with this Guarantee or the transactions contemplated by this Guarantee or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall (subject to Section 13) be brought exclusively in the Chosen Courts, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such proceeding has been brought in an inconvenient forum.

12.3.                     Service of Process.  Each of the Parties consents to service of any process, summons, notice or document that may be served in any proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 10, to such Party’s address set forth in Section 10.

13.                               Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Guarantee in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Guarantee and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Guarantee, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Guarantee and without that right, neither Seller nor Guarantor would have entered into this Guarantee.  The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.  The Parties acknowledge and agree that a Party seeking an injunction or injunctions to prevent breaches of this Guarantee and to enforce specifically the terms and provisions of this Guarantee in accordance with this Section 13 shall not be required to provide any bond or other security in connection with any such order or injunction.

14.                               Interpretation.    References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.  “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.  The descriptive headings of the several Sections of this Guarantee are inserted for convenience only, do not constitute a part of this Guarantee and shall not affect in any way the meaning or interpretation of this Guarantee.  All references herein to “Sections” shall be deemed to be references to Sections of this Guarantee unless otherwise indicated.  The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Guarantee.    Unless otherwise specified or where the context otherwise requires, (A) wherever used, the word “or” is used in the inclusive sense (and/or), (B) references to a person are also to its successors and permitted assigns, (C) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, (D) references to monetary amounts are denominated in Dollars, and (E) references to any agreement, instrument or other document in this Guarantee refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

15.                               Amendments and Waivers.  This Guarantee may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance.  No course of dealing between the Parties shall be effective to amend or waive any provision of this Guarantee.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

16.                               Severability.  If any provision of this Guarantee is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Guarantee will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Guarantee shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Guarantee shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Guarantee a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

17.                               No Third-Party Beneficiaries.  Except as provided in Section 8 (with respect to the rights of any third party indemnitees), this Guarantee is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

18.                               Counterparts.  This Guarantee may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Guarantee by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Guarantee.

19.                               Entire Agreement.  This Guarantee contains the entire agreement between Guarantor and Seller with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between Guarantor and Seller with respect to the subject matter hereof.

20.                               Joint Drafting.  The Parties have participated jointly in the negotiation and drafting of this Guarantee.  In the event an ambiguity or question of intent or interpretation arises, this Guarantee shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Guarantee.

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IN WITNESS WHEREOF, each of Guarantor and Seller has caused this Guarantee to be executed and delivered as of the date first written above.

GUARANTOR:

PBM CAPITAL INVESTMENTS, LLC

By:	/s/ Paul B. Manning
Name:
Title:

SELLER:

EISAI INC.

By:	/s/ Ivon Macleod
Name: Ivon Macleod
Title: SVP, Treasurer, CFO & CCO

[Signature Page to Guarantee]